Exhibit 10.1

VEREIT, Inc.
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016

October 1, 2015

Michael Sodo
c/o 5 Bryant Park, 23rd Floor
New York, New York 10018

Dear Mike,

This letter confirms our mutual understanding relating to your termination of employment with VEREIT, Inc., formerly known as American Reality Capital Properties, Inc. (“VEREIT”) and certain rights and obligations under your Employment Agreement with VEREIT dated as of January 9, 2015 (the “Employment Agreement”), under your Restricted Share Award Agreement with VEREIT dated August 26, 2014 (the “2014 Award Agreement”), and under your Restricted Stock Unit Award Agreement with VEREIT dated as of April1, 2015 (the “2015 Award Agreement”). Capitalized terms in this letter have the meanings set forth in the Employment Agreement.

1. Termination of Employment. Your position with VEREIT as its Executive Vice President, Chief Financial Officer and Treasurer (and any positions held at VEREIT’s subsidiaries) will terminate effective as of October 5, 2015, although it is agreed that you will remain with VEREIT until November 4, 2015 (the “Termination Date”), in order to assist with successor transition.

2. Cash Payments. In accordance with and subject to the terms and conditions of the Employment Agreement, you will receive the Severance Payments and the unpaid portion of the Promotion Cash Grant (in addition to the Accrued Benefits), as described in Section 6(b) of the Employment Agreement.

3. Equity Incentive Award. In accordance with and subject to the terms and conditions of the 2014 Award Agreement, the unvested portion of your award will become fully vested as of the Termination Date, as described in Section 2(b) of the 2014 Award Agreement, and in accordance with and subject to the terms and conditions of the 2015 Award Agreement, the unvested portion of your Time-Based Award (as defined in the 2015 Award Agreement) will become fully vested as of the Termination Date, as described in Section 2(c) of the 2015 Award Agreement, and settled in accordance with Section 5 of the 2015 Award Agreement. Pursuant to Section 3 of the 2015 Award Agreement, because the Performance Condition relating to your Performance-Based Award (as such terms are defined in the 2015 Award Agreement) will not be satisfied as of the Termination Date, your Performance-Based Award will be forfeited for no consideration.

4. Release of Claims. In accordance with the terms of Section 6( c) of the Employment Agreement, receipt of the payments and benefits set forth in paragraphs 2 and 3 of this letter (other than the Accrued Benefits) are subject to your execution and nonrevocation of a general release of claims within 60 days from the Termination Date.

5. Restrictive Covenants. In accordance with the terms of the Employment Agreement, you will be bound by and subject to certain post-employment obligations, including without limitation, those set forth in Section 8 (Covenants). Notwithstanding the terms of Section 8(a) therein, the parties agree that a competitor thereunder for purposes of Restriction on Competition will be limited to any publicly-held triple net lease companies. The other terms of Section 8(a) will remain unchanged.

6. Certain Taxes. In the event that travel or other expenses are determined to be taxable fringe benefits and included as income, thereby resulting in Federal, state or local taxable income to you for 2015, VEREIT will make a payment to you in such amount, up to $50,000, such that, after taking into account the Federal, state and local taxes you owe on such payment, you will have a remaining amount equal to the Federal, state and local taxes you owe on the related taxable income (the “Gross-Up Payment”). VEREIT will pay you the Gross-Up Payment as soon as administratively feasible after you have provided VEREIT with information from your tax advisor that you will be liable for such taxes for 2015, but in no event shall the GrossUp Payment be made later than the end of the calendar year next following the calendar year in which such taxes are required to be remitted to the applicable taxing authority.

In acknowledgement and agreement of the terms set forth in this letter, please sign below.

Sincerely,

/s/ Glenn Rufrano
Glenn Rufrano
Chief Executive Officer

ACKNOWLEDGED AND AGREED TO:

/s/ Michael Sodo
Michael Sodo